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                                             [NEWS RELEASE]
                                             30 S. Wacker Drive
                                             Suite 3400
                                             Chicago, IL 60606
                                             www.ameritech.com
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For more information, contact:

Ameritech:  George Stenitzer
312 609-6166
SBC:  Selim Bingol
210 351-3991
GTE:  Peter Thonis
972 507-5367

         Ameritech Sells Cellular Properties to GTE and Georgetown Partners for $3.27 Billion

  Sale Advances SBC-Ameritech Merger, Brings New Competitor and Ownership
           Diversity to Chicago, St. Louis Markets

        CHICAGO - Ameritech today agreed to sell 20
Midwestern cellular properties for $3.27 billion in cash to a venture of GTE and Georgetown Partners, effectively meeting U.S. Department of Justice conditions for approval of the SBC-Ameritech merger. The sale, which is contingent on the closing of the SBC-Ameritech merger, eliminates all overlapping cellular properties that result from the SBC-
Ameritech merger.

        The venture, led by GTE and including Georgetown Partners, will acquire Ameritech's cellular properties in Chicago, St. Louis and surrounding areas of Illinois, northwestern Indiana and Missouri. Ameritech's ownership of these properties includes a population of 11.4 million and nearly 1.5 million cellular customers. Georgetown Partners is a minority-owned firm based in Washington, D.C.

        "As promised, this sale demonstrates that the SBC-Ameritech merger will bring substantial new competition into the Midwest, broaden the ownership of these properties to include greater diversity from the community and provide customers the benefits of growth and robust competition," said Richard C. Notebaert, chairman and chief executive officer of Ameritech. "Now our top priority will be to make our future transition easy for our cellular customers, who don't need to do anything to continue receiving service."

        Ameritech will work to make the sale transparent to customers and make the transition easy for them, with no effect on service, pricing, contracts or roaming agreements. Until the closing of the SBC-Ameritech merger, Ameritech customers will continue to be served by Ameritech through existing stores, distributors and 800 numbers.

        Up to 1,700 Ameritech Cellular employees will transfer to GTE as a result of the sale; other Ameritech Cellular employees will continue to support wireless operations of the combined SBC-Ameritech. SBC and Ameritech have made a commitment that employment levels in Ameritech's five-state region will not be reduced due to their proposed merger.

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        SBC and Ameritech were advised on this transaction
by Salomon Smith Barney, Inc.

        Since SBC and Ameritech announced plans to merge last May, the merger has received clearances from European regulators; it has been approved overwhelmingly by shareholders of both companies, has won the support of the AFL-CIO, the Communications Workers of America, the International Brotherhood of Electrical Workers, and the Rainbow PUSH Coalition and has been endorsed by dozens of business and consumer leaders, industry analysts and elected officials. It also has been endorsed by newspapers throughout the Ameritech region. On March 23, the U.S. Department of Justice terminated its investigation and cleared the transaction, contingent on Ameritech and SBC reaching an agreement for the sale of certain overlapping wireless properties. The merger is now being reviewed by the Federal Communications Commission and the public service commissions of Illinois and Ohio. The companies expect to complete the transaction by mid-1999.

        SBC Communications Inc. (www.sbc.com) is a global leader in the telecommunications industry, with more than 37 million access lines and 6.9 million wireless customers across the United States, as well as investments in telecommunications businesses in 11 countries. Under the Southwestern Bell, Pacific Bell, SNET, Nevada Bell and Cellular One brands, SBC, through its subsidiaries, offers a wide range of innovative services. SBC offers local and long-distance telephone service, wireless communications, data communications, paging, Internet access, and messaging, as well as telecommunications equipment, and directory advertising and publishing. SBC has more than 129,000 employees and its annual revenues rank it in the top 50 among Fortune 500 companies.

        Ameritech (NYSE: AIT) serves millions of customers in 50 states and 40 countries. Ameritech provides a full range of communications services including local and long-distance telephone and data, cellular, paging, security, cable TV, Internet and more. One of the world's 100 largest companies, Ameritech (www.ameritech.com) has 70,500 employees, 1 million shareowners and more than $30 billion in assets.

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